                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   IMP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                    IMP, INC.
                             2830 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95134

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 17, 2002

                                   -----------


TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IMP, Inc. will be held at our offices located at 2830 North First Street, San Jose, California 95134 on Monday, June 17, 2002, at 10:00 a.m. Pacific time, for the following purposes:

        - to elect a board of four directors for the ensuing year or until the election and qualification of their respective successors; and

        - to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

        Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

        Stockholders of record at the close of business on May 10, 2002 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The list of stockholders will be available for examination for 10 days prior to the annual meeting at IMP, Inc., 2830 North First Street, San Jose, California 95134. All stockholders are cordially invited to attend the annual meeting.



                                        By Order of the Board of Directors


                                        Subbarao Pinamaneni
                                        Chairman,
                                        Chief Executive Officer and President


San Jose, California
May 15, 2002

                                    IMP, INC.

                                   -----------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 17, 2002

                                   -----------

                                  INTRODUCTION


GENERAL

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held at our offices located at 2830 North First Street, San Jose, California 95134, on June 17, 2002 at 10:00 a.m. Pacific time, for the purposes of:

        - electing a board of four directors for the ensuing year or until the election and qualification of their respective successors; and

        - transacting any other business which is properly brought before the meeting or any adjournment or postponement thereof.

        A copy of our Annual Report on Form 10-K for the year ended March 31, 2001 and this proxy statement and accompanying proxy card will be first mailed to stockholders on or about May 15, 2002.

        This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, e-mail, fax or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders.

        Our principal executive offices are located at 2830 North First Street, San Jose, California 95134, telephone (408) 434-1292.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

        Our outstanding common stock constitutes the only class of securities entitled to vote at the meeting. Stockholders of record of the common stock at the close of business on May 10, 2002 are entitled to notice of, and to vote at, the meeting. On that date, 7,273,272 shares of our common stock were issued and outstanding.

        The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on May 10, 2002 will constitute a quorum. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on a proposal) are counted as present in determining whether the quorum requirement is satisfied.

        There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the meeting. Cumulative voting is not available, and each share of common stock is entitled to one vote.

VOTING PROCEDURES

        A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope. You may also vote in person at the meeting, or submit a signed proxy card at the meeting. All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

        You have a choice regarding the matter to be voted upon at the meeting. Concerning the election of the directors, by checking the appropriate box on your proxy card you may:

        -       vote for the director nominees; or

        - withhold authority to vote for some or all of the director nominees.

        The candidates for director receiving the highest number of votes, up to the number of directors to be elected, shall be elected to the Board of Directors. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1.

        With respect to any other business which may properly come before the meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxyholders. With the exception of the election of directors and in certain other specific circumstances, Delaware law requires the affirmative vote of a majority of shares present in person or represented by proxy at a meeting at which a quorum is present for approval of proposals presented to stockholders. Broker non-votes will be treated as not present and not entitled to vote with respect to such proposals. Shares which are voted to abstain on such proposals will have the same effect as votes against the proposal since they are not affirmative votes for it.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

        You may revoke your proxy at any time before it is actually voted at the meeting by:

        - delivering written notice of revocation to our Secretary at IMP, Inc., 2830 North First Street, San Jose, California 95134, or in person at the meeting;

        -       submitting a later dated proxy; or

        -       attending the meeting and voting in person.

        Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the stockholder of record as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the stockholder of record.

                                 PROPOSAL NO. 1:
                   ELECTION OF NOMINEES TO BOARD OF DIRECTORS

GENERAL INFORMATION

        Directors are elected at each annual meeting and hold office until their resignation or removal and until their successors are duly elected and qualified at the next annual meeting. Our Bylaws provide that our Board of Directors shall consist of four directors. Currently, we have four incumbent directors, and those four persons are nominated for re-election. Proxies cannot be voted for more than four persons.

        Each nominee for director has indicated his willingness to serve if re-elected. Proxies received by us will be voted for the nominees. Although we do not anticipate that any nominee will be unavailable for re-election, if a nominee is unavailable for re-election, we will vote the proxies for any substitute nominee we may designate.

        Each nominee for re-election to the Board of Directors currently serves as one of our directors and has continually served as a director since the date he initially became a director of our company which is set forth below. During the fiscal year ended March 31, 2002, our Board of Directors met 10 times and each director attended at least 75% of those meetings. The table below sets forth information as of May 10, 2002 with respect to the four persons nominated for re-election at the meeting.

        WE ARE INFORMED BY OUR MAJORITY STOCKHOLDER, SUBBA MOK LLC, THAT IT INTENDS TO VOTE ALL OF ITS SHARES FOR THE NOMINEES LISTED BELOW. ASSUMING THAT SUBBA MOK LLC VOTES ITS SHARES FOR THE NOMINEES LISTED BELOW, THE ELECTION OF SUCH NOMINEES TO OUR BOARD OF DIRECTORS WOULD BE ASSURED.


NOMINEES FOR DIRECTOR        AGE      POSITION                                                   DIRECTOR SINCE
---------------------        ---      --------                                                   --------------
Subbarao Pinamaneni          48       Chairman, Chief Executive Officer and President                  1999
Ralph Brandi (1)(2)          62       Director                                                         2001
AST Rajan (1)(2)             50       Director                                                         2001
Jitu Somaya (1)(2)           56       Director                                                         2001

-----------

(1)     Member of Audit Committee

(2)     Member of Compensation Committee

        The principal occupations and positions for at least the past five years of the director nominees named above are as follows:

        SUBBARAO PINAMANENI, Chairman, has over 20 years of experience in the semiconductor industry. He has worked for major semiconductor companies, including National Semiconductor and Altera Semiconductors, in the United States and Asia. His responsibilities have included managing packaging and testing operations. Mr. Pinamaneni serves as the Managing Member of Subba Mok LLC, a Delaware limited liability company and the majority stockholder of IMP, Inc.

        RALPH BRANDI, Director, has been a member of the Microsemi Corporation management team since Microsemi acquired Linfinity Microelectronics in April 1999. He joined Linfinity in 1978, holding a variety of engineering and operational management positions there, including responsibility for the division's successful line of backlight inverter products that power lamps in LCD displays. Mr. Brandi became Corporate Vice President of Operations in April 2001, responsible for Microsemi's strategic planning and new market development. He holds a B.S.E.E. degree from the University of California, Los Angeles and held a variety of engineering management positions at TRW prior to joining the staff at Linfinity Microelectronics.

        ANAIYAMPATTI SIVASWAMY THIYAGARAJAN "AST" RAJAN, Director, is presently the Managing Director of Aquarius Investment Advisors Pte Ltd, an investment advisory firm registered in Singapore. The firm advises international funds and investors with respect to investments in the Asia Pacific region, with specific focus on India. The firm has funds under advisory exceeding $200 million. The investments range from equity, debt, convertibles, loans and venture capital. Mr. Rajan has over 27 years of investment banking and funds management experience. He was the Head of Corporate and Investment Banking for the Indian Sub-continent for Citibank and later worked with its U.S. headquarters in New York. Mr. Rajan was also the Corporate Treasurer for a large conglomerate in Indonesia after which he moved to take up his present position. He has a Masters degree in Science from University of Madras, India and he is a Harvard Business School alumnus.

        JITU SOMAYA, Director, went to St. Xaviers Academy in Bombay and completed his B-Com from the University of Bombay. In 1969, he received his MBA in finance from Golden Gate University in San Francisco. Mr. Somaya's business career began at Xerox Corporation in 1969. He has served as Vice President for Merrill Lynch, Paine Webber, Drexel Burnham, and as Managing Director for Gruntal & Co. He is currently with the investment banking firm of Fahnestock & Co., Inc., as a Managing Director. Mr. Somaya has established an institutional fixed income trading and sales department for the firm. Mr. Somaya serves as a member of the board for the State Bank of India in California.

DIRECTOR COMPENSATION

        Our directors are not paid to serve as members of the Board of Directors or for attending meetings of the Board of Directors or committees of the Board of Directors. However, all directors are reimbursed for reasonable out-of-pocket expenses arising from their service as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

        Our Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

        The Audit Committee is primarily responsible for approving the services performed by our independent accountants and reviewing reports of our external accountants regarding our accounting practices and systems of internal accounting controls. The Audit Committee consists of Messrs. Brandi, Rajan and Somaya. The Audit Committee held four meetings during the fiscal year ended March 31, 2002.

        The Compensation Committee reviews and approves our general compensation policies, sets compensation levels for our executive officers and makes option grants under our stock option plans to individuals that are not subject to the short-swing trading restrictions under the federal securities laws. The Compensation Committee consists of Messrs. Brandi, Rajan and Somaya. The Compensation Committee held four meetings during the fiscal year ended March 31, 2002.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        Our Restated Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then our directors shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions by our stockholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

        Our Bylaws provide that we shall indemnify to the full extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of IMP, Inc. or any of our predecessors, or served any other enterprise as director or officer at our request or at the request of any of our predecessors. Expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the General Corporation Law of Delaware. The foregoing indemnification rights shall not be deemed exclusive of any other rights to which any director or officer may be entitled apart from the provisions of our Restated Certificate of Incorporation. The Board of Directors in its discretion shall have power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was our employee.

COMPLIANCE WITH SECTION 16(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms which they file.

        Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended March 31, 2002, all filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met, with the exception of (a) a Form 3 that was filed late by Jitu Somaya when he became a director of the company, (b) a Form 3 that was filed late by Subba Mok LLC in connection with its purchase of 5,208,170 shares of our common stock and (c) a Form 4 that was filed late by Subbarao Pinamaneni in connection with Subba Mok LLC's purchase of 5,208,170 shares of our common stock.

                        THE BOARD OF DIRECTORS RECOMMENDS
                            A VOTE FOR THE DIRECTORS
                        NOMINATED IN THIS PROPOSAL NO. 1.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The information in the following table sets forth the ownership of our common stock as of May 10, 2002 by (i) each person who, to our knowledge, beneficially owns more than five percent of the outstanding shares of our common stock; (ii) each named executive officer (as listed on page 9); (iii) each of our directors; and (iv) all of our directors and executive officers as a group. As of May 10, 2002, there were 7,273,272 shares of our common stock outstanding.


                                                                             NUMBER OF SHARES            PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                     BENEFICIALLY OWNED(1)       OWNERSHIP(1)
---------------------------------------                                     ---------------------       ------------
Subba Mok LLC (2)                                                               5,208,170                    71.6%
Teamasia Mauritius (3)                                                          2,726,967                    31.7
Subbarao Pinamaneni (2)(3)                                                             --                      --
Ralph Brandi                                                                           --                      --
AST Rajan                                                                              --                      --
Jitu Somaya                                                                            --                      --
Sugriva Reddy                                                                          --                      --
Tarsaim Batra (4)                                                                  71,624                       *
John Chu (5)                                                                       60,000                       *
Moiz Khambaty (6)                                                                  61,350                       *
K.Y. Mok (3)                                                                           --                      --
All Named Executive Officers and Directors as a group (9 persons)                 192,974                     2.7

-----------

*       Represents less than 1% of the issued and outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of May 10, 2002, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is care of our address at 2830 North First Street, San Jose, California 95134.

(2) Mr. Pinamaneni is the Managing Member of Subba Mok LLC and may be deemed to beneficially own the shares of common stock beneficially owned by Subba Mok LLC. Mr. Pinamaneni disclaims beneficial ownership of the securities owned by Subba Mok LLC (except to the extent of his pecuniary interest therein).

(3) Teamasia Mauritius, a Mauritius corporation (together with its affiliates, "Teamasia"), owns 1,092,881 shares of common stock, representing approximately 15% of our outstanding voting securities. Teamasia also possesses an immediately exercisable warrant to purchase 319,800 shares of common stock at an exercise price of $1.10 per share, and Teamasia may receive up to 1,014,493 shares of common stock upon conversion of an outstanding convertible debenture. Subbarao Pinamaneni and K.Y. Mok are directors and stockholders of Teamasia and may be deemed to beneficially own the shares of common stock beneficially owned by Teamasia. Mr. Pinamaneni and Mr. Mok disclaim any beneficial ownership of the securities owned by Teamasia (except to the extent of their pecuniary interest therein). The address of Teamasia is PSA Building, P.O. Box 512, Singapore 911148.

(4) Represents 71,624 shares of common stock issuable upon exercise of options immediately exercisable or exercisable within 60 days of May 10, 2002.

(5) Represents 60,000 shares of common stock issuable upon exercise of options immediately exercisable or exercisable within 60 days of May 10, 2002.

(6) Represents 61,350 shares of common stock issuable upon exercise of options immediately exercisable or exercisable within 60 days of May 10, 2002.

                       CERTAIN INFORMATION WITH RESPECT TO
                      EXECUTIVE OFFICERS AND KEY EMPLOYEES


        Set forth below is information regarding each of our executive officers and key employees as of March 31, 2002. Further information with regard to Mr. Pinamaneni is presented under "Proposal No. 1: Election of Nominees to Board of Directors."


NAME                     AGE     POSITION
----                     ---     --------
Subbarao Pinamaneni      48      Chairman, Chief Executive Officer and President
Sugriva Reddy            53      Former President and Chief Executive Officer
Tarsaim Batra            63      Vice President, Manufacturing and Chief Operating Officer
John Chu                 59      Vice President, Design Engineering
Moiz Khambaty            68      Vice President, Technology
K.Y. Mok                 55      Vice President, Sales

        The principal occupations and positions for at least the past five years of the executive officers and key employees named above, other than Mr. Pinamaneni, as are as follows:

        SUGRIVA REDDY joined us in July 2000 as Interim President and Chief Executive Officer. Mr. Reddy has more than 24 years of semiconductor manufacturing experience, having worked in various senior management positions at National Semiconductor. Mr. Reddy joined Teamasia in 1997 as Vice President.

        TARSAIM BATRA joined us in November 1994 as a yield improvement consultant. In May 1995, he was promoted to Manager, Operations Research. In November 1996, he was promoted to Director of Manufacturing and in February 1997 he was promoted to Vice President, Manufacturing. In November 1999, he was promoted to Chief Operating Officer. Prior to joining us, Dr. Batra's 30-year career in the semiconductor industry encompassed various manufacturing, engineering and research positions. He was General Manager, Semiconductor Division of California Micro Devices from 1989 to 1994.

        JOHN CHU joined us in January 2001 as Vice President of Engineering and Strategic Marketing. Mr. Chu is responsible for profit and loss of the Standard Product Group, new product development, and worldwide sales and marketing. Prior to joining us, Mr. Chu was Vice President of the Analog Business Unit at Fairchild for seven years. Mr. Chu was a product line director at Advanced Micro Devices for 11 years.

        MOIZ KHAMBATY joined us in November 1981 as Manager of Technology Development. In October 1983, he was promoted to Director, Technology Development and in April 1984 to Vice President, Technology. From 1978 to 1981 Dr. Khambaty was a Senior Staff Scientist with Gould Electronics (AMI, Inc.). From 1956 to 1978 he was employed in various engineering and managerial positions with Siemens, Fairchild, Honeywell and the Atomic Energy Establishment of the Government of India.

        K.Y. MOK joined us in September 2001 as Vice President, Sales. Mr. Mok has worked in the semiconductor industry for the last 21 years. He is a founder, stockholder and director of Teamasia and a member of Subba Mok LLC. He holds a B.S. from Singapore University.

                             EXECUTIVE COMPENSATION

        The following table provides for the periods shown summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer, and each of our four highest paid executive officers (collectively referred to as the "named executive officers").

                           SUMMARY COMPENSATION TABLE




                                                             ANNUAL COMPENSATION ($)            LONG TERM
                                                       -------------------------------------   COMPENSATION
                                                                                               ------------
                                                                                                SECURITIES
                                                                                OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL                        YEAR         SALARY        BONUS      COMPENSATION      OPTIONS       COMPENSATION
POSITION                                 ENDED           ($)          ($)          ($)(1)          (#)(2)          ($)
------------------                      -------        -------      -------     ------------   ------------     ------------
Subbarao Pinamaneni (3)                 3/31/02             --           --            --              --             --
   Chairman, Chief Executive            3/31/01        200,000           --            --              --             --
   Officer and President                3/31/00             --           --            --              --             --

Sugriva Reddy                           3/31/02         87,000           --            --              --             --
   Former Chief Executive               3/31/01        148,000           --            --              --             --
   Officer                              3/31/00             --           --            --              --             --

Tarsaim Batra                           3/31/02        164,000           --            --              --             --
   Vice President, Manufacturing        3/31/01        142,944           --            --          70,000             --
   and Chief Operating Officer          3/31/00        132,126           --            --              --             --

John Chu                                3/31/02        230,000           --            --              --             --
   Vice President, Design               3/31/01         48,000           --            --          60,000             --
   Engineering                          3/31/00             --           --            --              --             --

Moiz Khambaty                           3/31/02        148,750           --            --              --             --
   Vice President, Technology           3/31/01        153,000           --            --          60,000             --
                                        3/31/00        153,000           --            --              --             --

K.Y. Mok (4)                            3/31/02             --           --            --              --             --
   Vice President, Sales                3/31/01             --           --            --              --             --
                                        3/31/00             --           --            --              --             --

-----------

(1) Excludes perquisites and other personal benefits, securities or property in the aggregate equal to less than $50,000 or 10% of the total annual salary and bonus reported for each named executive officer.

(2) The securities underlying the options are shares of common stock, and the numbers give effect to the 1-for-5 reverse stock split effective September 26, 2001.

(3) Mr. Pinamaneni did not receive, nor did he accrue, any salary for the fiscal year ended March 31, 2002. Mr. Pinamaneni's salary for the fiscal year ended March 31, 2001 was accrued, but he has not been paid.

(4) Mr. Mok did not receive, nor did he accrue, any salary for the fiscal year ended March 31, 2002.

        During the periods indicated above, none of the named executive officers received any awards under any long-term incentive plan, and we do not have a pension plan.

EMPLOYMENT AGREEMENTS

        In January 2001, we entered into a four year employment agreement with John Chu, subject to automatic renewal for periods of one year until either party provides written notice. We can terminate Mr. Chu's employment before the end of the four years by providing 30 days notice. The employment agreement provides for an annual salary of $230,000.00 and an option grant of 50,000 shares (giving effect to the 1-for-5 reverse stock split effective September 26, 2001), both subject to review and approval by the Board of Directors. Also, Mr. Chu's employment agreement provides that he will be eligible for a bonus targeted to be 40% of his annual base salary, which could be paid quarterly; however, no bonuses were paid during the fiscal year ended March 31, 2002. If Mr. Chu's employment is terminated without cause, then he is entitled to receive his salary and benefits during the 12 months following his termination, as well as any accrued and unused vacation time. Also upon his termination without cause, all options that would otherwise vest during the year following his termination shall be accelerated and become fully vested. Mr. Chu's receipt of such consideration for termination without cause is conditioned upon his not competing against us during that 12-month period following his termination.

OPTION GRANTS IN 2001

        No options were granted to our named executive officers during the fiscal year ended March 31, 2002.

AGGREGATE OPTION EXERCISES; YEAR-END OPTION VALUES

        No options were exercised by our named executive officers during the fiscal year ended March 31, 2002. The following table sets forth, on an aggregated basis, information regarding securities underlying unexercised options during the fiscal year ended March 31, 2002 by our named executive officers:



                                                                      NUMBER OF                           VALUE OF
                                                                SECURITIES UNDERLYING                   UNEXERCISED
                                                                     UNEXERCISED                        IN-THE-MONEY
                                                                     OPTIONS AT                          OPTIONS AT
                                SHARES         VALUE            FISCAL YEAR-END(#)(2)               FISCAL YEAR-END($)(3)
                               ACQUIRED       REALIZED     --------------------------------     ------------------------------
NAME                        AT EXERCISE(#)     ($)(1)      EXERCISABLE        UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
----                        --------------     ------      -----------        -------------     -----------      -------------
Subbarao Pinamaneni               --             --              --                 --              --               --
Sugriva Reddy                     --             --              --                 --              --               --
Tarsaim Batra                     --             --          71,624                 --              --               --
John Chu                          --             --          60,000                 --              --               --
Moiz Khambaty                     --             --          61,350                 --              --               --
K.Y. Mok                          --             --              --                 --              --               --

-----------

(1) Fair market value of our common stock on date of exercise minus the exercise price.

(2)     The securities underlying the options are shares of common stock.

(3) The fair market value of our common stock on March 28, 2002, the last trading day before fiscal year end, was $1.01. The values in this table represent the fair market value of our common stock minus the exercise price of the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the fiscal year ended March 31, 2002, the Compensation Committee consisted of Messrs. Brandi, Rajan and Somaya, none of whom (1) is a present or former officer or employee of IMP, Inc., or (2) is engaged in any transactions described under the heading "Certain Transactions."

                              CERTAIN TRANSACTIONS

        On November 30, 2001, we completed the sale and issuance of an aggregate of 5,482,284 shares of common stock to Subba Mok LLC and several additional investors for an aggregate purchase price of $6.0 million pursuant to a Stock Purchase Agreement dated as of September 28, 2001 (the "Stock Purchase Agreement"). Mr. Pinamaneni is the Managing Member of Subba Mok LLC.

        This transaction resulted in a change of control of IMP, Inc. Subba Mok LLC owns approximately 72% of our outstanding common stock and is able to influence or control the corporate actions of our company. In connection with the closing of the transactions contemplated by the Stock Purchase Agreement, we and our prior majority stockholder, Teamasia, amended certain terms of the outstanding $3.5 million principal amount of convertible debentures held by Teamasia, which otherwise would have become due and payable in May and June 2001, as follows: (1) the maturity date was extended for one year; (2) interest will accrue at the prime rate and be payable on the maturity date; and (3) the conversion rate was reduced from $8.75 to $3.45, the closing price of our common stock on May 10, 2001 (after giving effect to the 1-for-5 reserve stock split effective on September 26, 2001). In addition, we issued to Teamasia a warrant to purchase 319,800 shares of common stock at an exercise price of $1.10 per share. Teamasia is entitled to nominate one director for election to our Board of Directors for so long as it continues to own at least five percent of our outstanding common stock.

        During the fiscal year ended March 31, 2002, we manufactured an aggregate of approximately $1.0 million of wafers for Teamasia.

        At various times during the fiscal year ended March 31, 2002, Mr. Pinamaneni made interest-free loans to our company to enable us to finance necessary operating costs and expenses. The maximum outstanding balance owed to Mr. Pinamaneni at any time during the fiscal year ended March 31, 2002 was approximately $1.4 million.

        Ralph Brandi serves as an executive officer of Microsemi Corporation, and, during the fiscal year ended March 31, 2002, we manufactured an aggregate of approximately $6.0 million of wafers for Microsemi Corporation.

                          COMPENSATION COMMITTEE REPORT

        During the fiscal year ended March 31, 2002, the Compensation Committee of the Board of Directors was comprised of Messrs. Brandi, Rajan and Somaya, all non-employee directors, who administered our executive compensation programs and policies. Our executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating our business strategies and long-range plans.

        The following is the Compensation Committee's report submitted to the Board of Directors addressing the compensation of our executive officers for the fiscal year ended March 31, 2002.

COMPENSATION POLICY AND PHILOSOPHY

        Our executive compensation policy is:

        - designed to establish an appropriate relationship between executive pay and our annual performance, its long term growth objectives and its ability to attract and retain qualified executive officers; and

        - based on the belief that the interests of the executives should be closely aligned with our stockholders.

        The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries with:

        - annual incentive bonuses based on corporate performance and on the achievement of specified performance objectives set forth in our financial plan for the respective fiscal year; and

        -       stock options through various plans.

        In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short term and long term perspectives. The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides our executives with short term rewards for success in operations, and that long term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in our long term performance and success. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

        The Board of Directors believes that leadership and motivation of our employees are critical to achieving the objective of maintaining our position in chip manufacturing in the United States. The Compensation Committee is responsible to the Board of Directors for ensuring that our executive officers are highly qualified and that they are compensated in a way that furthers our business strategies and which aligns their interests with those of our stockholders. To support this philosophy, the following principles provide a framework for executive compensation:

        -       offer compensation opportunities that attract the best talent;

        -       motivate individuals to perform at their highest levels;

        -       reward outstanding achievement;

        - retain those with leadership abilities and skills necessary for building long-term stockholder value;

        - maintain a significant portion of executives' total compensation at risk, tied to both our annual and long-term financial performance and the creation of incremental stockholder value; and

        - encourage executives to manage from the perspective of owners with an equity stake in IMP, Inc.

EXECUTIVE COMPENSATION COMPONENTS

        As discussed below, our executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

        Base Salary. The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with our principal competitors, and internal comparability standards, however, the Compensation Committee does not take into account any specific salary surveys in setting the base salary levels for our executive officers. The Compensation Committee believes our most direct competitors for executive talent are necessarily all of the companies that we would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not necessarily the same as the industry group index in the Performance Graph on page 16.

        Annual Incentive Bonuses. No bonuses were paid to any of our executive officers for the fiscal year ended March 31, 2002.

        Long Term Incentive Compensation. The Compensation Committee periodically approves grants of stock options under one of our stock option plans to our executive officers. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage IMP, Inc. from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. There were no option grants to executive officers in the fiscal year ended March 31, 2002.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

        The Compensation Committee believes that Subbarao Pinamaneni, our Chief Executive Officer, provides valuable services and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of his respective compensation should be based on our performance.

        Mr. Pinamaneni did not receive, nor did he accrue, any salary for the year ended March 31, 2001. No annual incentive bonus was paid to Mr. Pinamaneni for the fiscal year ended March 31, 2002. Mr. Pinamaneni's salary for the fiscal year ended March 31, 2001 was accrued, but he has not been paid.

INTERNAL REVENUE CODE SECTION 162(m)

        Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid to certain executives that is deductible with respect to our corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with our best interests and the best interests of our stockholders.


                                           COMPENSATION COMMITTEE

                                           Ralph Brandi
                                           AST Rajan
                                           Jitu Somaya

        The Compensation Committee Report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, and shall not otherwise be deemed filed under these acts.

                                 AUDIT COMMITTEE

        Our Audit Committee was established and adopted its Audit Committee Charter, a copy of which is attached hereto as Appendix A, on October 4, 2000. During the fiscal year ended March 31, 2002, the Audit Committee of the Board of Directors was comprised of Messrs. Brandi, Rajan and Somaya. With the exception of Ralph Brandi who serves as an executive officer of one of our customers, each of the members of the Audit Committee is an "independent director," as determined in accordance with Rule 4200(a)(14) of the Nasdaq Stock Market's regulations. We believe Mr. Brandi's being a member of the Board of Directors and participation on the Audit Committee will help us to maintain the business relationship we have with Microsemi Corporation, a relationship which we believe is in the best interests of the company and our stockholders.

        Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2001

        The Audit Committee has:

        - reviewed and discussed our audited financial statements with management and the independent accountants;

        - discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

        - received from KPMG LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed the auditors' independence with them.

        In addition, based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 for filing with the Securities and Exchange Commission.


                                          AUDIT COMMITTEE

                                          Ralph Brandi
                                          AST Rajan
                                          Jitu Somaya

        The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

                             STOCK PERFORMANCE GRAPH

        The following graph compares our cumulative total stockholder return on the common stock (no dividends have been paid thereon) with the cumulative total return of (a) the Nasdaq National Composite and (b) the Dow Jones Semiconductors Index over the five years ending March 31, 2002, assuming that $100.00 was invested on March 31, 1997 in each.

        The historical stock market performance of the common stock shown below is not necessarily indicative of future stock performance.


                                                Nasdaq
                                               National             Dow Jones
                            IMP               Composite           Semiconductors
                        ----------            ----------          --------------
3/31/1997               $   100.00            $   100.00            $   100.00
3/31/1998               $    71.22            $   151.87            $   110.08
3/31/1999               $    18.79            $   203.78            $   162.81
3/31/2000               $    18.79            $   378.78            $   472.45
3/30/2001               $     3.18            $   152.29            $   189.96
3/28/2002               $     0.98            $   152.50            $   214.78

        The stock performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

                                OTHER INFORMATION


OTHER MATTERS AT THE MEETING

        We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the designated proxyholders.

INDEPENDENT PUBLIC ACCOUNTANTS

        Our auditors for the fiscal year ended March 31, 2002 were KPMG LLP. A representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

        Audit Fees: The aggregate fees billed for professional services rendered for the audit of our annual financial statements for the fiscal year ended March 31, 2001, and the reviews of the financial statements included in our quarterly financial statements for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001 were $730,000.

        Financial Information Systems Design and Implementation Fees: For the fiscal year ended March 31, 2002, we paid no fees to our principal accountants for professional services rendered in connection with the operation, supervision or management of our information systems, or for the design or implementation of a hardware or software system for aggregating source data underlying our financial statements, or generating information that is significant to such statements, taken as a whole. Since we paid no fees to its principal accountants for information technology services, our Audit Committee did not consider whether the provision of such services to us is compatible with maintaining the auditor's independence.

        All Other Fees: No other fees were billed for services rendered by our principal accountants, other than described above, for the fiscal year ended March 31, 2002.

ANNUAL REPORT ON FORM 10-K; AVAILABLE INFORMATION

        Each stockholder receiving this proxy statement is being provided with a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2001. We have filed this report with the Securities and Exchange Commission. We will provide without charge additional copies of our Form 10-K (without exhibits) upon written request to our Secretary. Copies of exhibits to our Form 10-K are available from us upon reimbursement of our reasonable costs in providing these documents and written request to our Secretary. Please address requests for these documents to: Secretary, IMP, Inc., 2830 North First Street, San Jose, California 95134. Our filings with the Securities and Exchange Commission may be inspected at the offices of the Securities and Exchange Commission located in Washington, D.C. Documents filed electronically with the Securities and Exchange Commission may also be accessed through the website maintained by the Securities and Exchange Commission at: www.sec.gov.

STOCKHOLDER PROPOSALS

        Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at our next annual meeting. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at IMP, Inc., 2830 North First Street, San Jose, California 95134 and must be received no later than January 1, 2003. Your notice must include:

        - your name and address and the text of the proposal to be introduced;

        - the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

        - a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

        The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws also provide for separate advance notice procedures which must be complied with to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting.

                                         By Order of the Board of Directors


                                         Subbarao Pinamaneni
                                         Chairman,
                                         Chief Executive Officer and President


San Jose, California
May 15, 2002

                                                                     APPENDIX A


                                    IMP, INC.

                             AUDIT COMMITTEE CHARTER


PURPOSE

        The purpose of the Audit Committee of the Board of Directors of IMP, Inc. (the "COMPANY") pursuant to this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities) and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention. In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP

        The Audit Committee will be comprised of at least two members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company.

MEETINGS

        The Audit Committee will meet separately with the President and separately with the Chief Financial Officer of the Company periodically to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors, examination and management report.

RESPONSIBILITIES

        The responsibilities of the Audit Committee shall include:

        1.      nominating the independent auditors;

        2.      reviewing the plan for the audit and related services;

        3.      reviewing audit results and financial statements;

        4. overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

        5.      overseeing the effectiveness of the internal audit function;

        6. overseeing compliance with the Foreign Corrupt Practices Act, if applicable;

        7. overseeing compliance with SEC requirements, if applicable, for disclosure of auditor's services and audit committee members and activities; and

        8. overseeing the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

        In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it.

REPORTS

        The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of committees of the Board of Directors.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS OF
                IMP, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 17, 2002


        The undersigned stockholder of IMP, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 15, 2002, and hereby appoints each of Subbarao Pinamaneni and Tarsaim Batra proxy as attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Stockholders of IMP, Inc. to be held on June 17, 2002 at 10:00 a.m., local time, at the offices of IMP, Inc., 2830 North First Street, San Jose, California 95134, and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.



        CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE


        -----------------------------------------------------------------------

                             -FOLD AND DETACH HERE-

1.      Proposal to elect the nominees herein to the Board of Directors.

        [ ] FOR                     [ ] AGAINST                     [ ] ABSTAIN


        To withhold a vote for a particular nominee, strike through the name(s) on the following list:

        Subbarao Pinamaneni                             AST Rajan
        Ralph Brandi                                    Jitu Somaya


--------------------------------------------------------------------------------


                            CONTINUED ON REVERSE SIDE

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: TO ELECT THE NOMINEES HEREIN TO THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

        (This Proxy should be marked, dated signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Date:                                               Signed:
      -------------------                                   --------------------